Exhibit 5.1

OPINION OF GOODWIN PROCTER LLP

July 29, 2019

BioDelivery Sciences International, Inc.

4131 ParkLake Avenue

Suite 225

Raleigh, NC 27612

Re:    Post-Effective Amendment No. 1 to Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-222734), Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-206326), Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-190796) and Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-176476) (the “Post-Effective Amendments”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the number of undelivered shares of common stock, $0.001 (the “Common Stock”) of BioDelivery Sciences International, Inc., a Delaware corporation (the “Company”) subject to outstanding awards under the Company’s 2011 Equity Incentive Plan that again become available for future awards under the Company’s 2019 Stock Option and Incentive Plant (the “2019 Plan”) as provided for in the 2019 Plan (the “Shares”). The total number of shares of Common Stock that may be granted under the 2019 Plan includes the Shares and 14,000,000 shares of Common Stock registered concurrently on a new Registration Statement on Form S-8.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statements. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP